Exhibit 5.1

Montréal, November 20, 2007

Quebecor Media Inc.
612 Saint-Jacques Street
Montreal, QC H3C 4M8
Canada

Ladies and Gentlemen:

RE: US$700,000,000 7 3/4% Senior Notes due March 15, 2016

        In connection with the registration under the United States Securities Act of 1933, as amended (the "Securities Act") of US$700,000,000 principal amount of 7 3/4% Senior Notes due March 15, 2016 (the "Notes") of Quebecor Media Inc. (the "Company"), a company incorporated under and governed by the laws of the Province of Québec, to be issued in exchange for the Company's outstanding 7 3/4% Senior Notes due March 15, 2016, which were issued on October 5, 2007, pursuant to an indenture dated October 5, 2007 (the "Indenture") between the Company, as issuer, and U.S. Bank National Association, as trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of the opinion expressed below. We have also relied as to certain factual matters on information obtained from officers of the Company, public officials and other sources believed by us to be responsible.

        Upon the basis of such examination, we advise you that, in our opinion, when the Company's Registration Statement on Form F-4 relating to the Notes (the "Registration Statement") has become effective under the Securities Act, the terms of the Notes and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and issued as contemplated in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York, and the laws of the Province of Québec and the federal laws of Canada applicable therein, all as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings, "Enforceability of Civil Liabilities", "Description of the Notes — Enforceability of Judgments" and "Legal Matters" in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,

/s/ Ogilvy Renault LLP